Exhibit 99.01
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                                                                SCHEDULE E

                        Hyperion Telecommunications, Inc.


                Form of Financial Information and Operating Data of the Subsidiaries and the Joint Ventures Presented by Cluster


Data presented for the quarter ended:                 9/30/97

                   Unaudited                                                                            ***
                                                    North East        Mid-Atlantic      Mid-South     Other Networks    Total

FINANCIAL DATA (dollars in thousands):

Total Revenue                                      $    2,068.2    $     1,512.0    $      521.9     $    2,181.6    $    6,283.7
Total Capital Expenditures                         $    3,985.1    $     6,913.7    $   10,365.3     $    3,840.7    $   25,104.8
Total EBITDA                                       $      225.7    $    (1,992.7)   $     (757.4)    $      642.0    $   (1,882.4)

 Gross Property, Plant & Equipment                 $   62,020.5    $   116,921.0    $   47,323.2     $   77,806.6    $  304,071.3

Proportional Revenue *                             $    1,610.7    $       673.7    $      387.2     $      558.6    $    3,230.2
Proportional Capital Expenditures *                $    3,631.2    $     3,646.0    $    5,507.6     $    3,293.1    $   16,077.9
Proportional EBITDA *                              $      388.1    $    (1,030.1)   $     (488.0)    $      230.8    $     (899.2)

Proportional Gross PP&E *                          $   43,505.2    $    52,365.6    $   32,333.1     $   53,466.4    $  181,670.3

STATISTICAL DATA
Increase for September 30, 1997 quarter:
Networks in Operation
Route Miles                                               (212)               45              73               15             (79)
Fiber Miles                                            (10,198)            2,172           3,495              768          (3,763)
Buildings connected                                        (41)               61              19                3              42
LEC-COs collocated **                                       (2)               -                1               -               (1)
Voice Grade Equivalent Circuits                        (16,032)            8,592           2,592           (5,568)        (10,416)

As of June 30, 1997:
Networks in Operation
Route Miles                                              1,128             1,248             506              758           3,640
Fiber Miles                                             54,156            59,885          24,283           36,384         174,708
Buildings connected                                        366               457             436              344           1,603
LEC-COs collocated **                                       14                59              17               16             106
Voice Grade Equivalent Circuits                        132,288           170,304          64,488          164,064         531,144

As of September 30, 1997:
Networks in Operation
Route Miles                                                916             1,293             579              773           3,561
Fiber Miles                                             43,958            62,057          27,778           37,152         170,945
Buildings connected                                        325               518             455              347           1,645
LEC-COs collocated **                                       12                59              18               16             105
Voice Grade Equivalent Circuits                        116,256           178,896          67,080          158,496         520,728

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*  Represents portion of revenue attributable to the Company.

**  Local Exchange Carrier's central office

*** Other Network amounts includes Network Control Centers and Corporate Capital Expenditures
      and Gross Property, Plant and Equipment
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